FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202-4444

Company contact:
Bill Brand
(303) 565-4600
bbrand@teton-energy.com
www.teton-energy.com

Teton Energy Appoints Lonnie Brock as Chief Financial Officer

DENVER December 12, 2007. Teton Energy Corporation (“Teton”) (AMEX: TEC) announced today the appointment of Lonnie Brock to the position of Executive Vice President and Chief Financial Officer. Mr. Brock will also be responsible for all treasury and administrative functions, as well as Investor Relations Coordination. The appointment is effective January 1, 2008.

Mr. Brock brings over thirty years in accounting and management experience in the Rocky Mountain basins of the Western U.S. He has developed high quality and effective Wall Street relationships which have resulted in a number of successful debt and equity financings.

Lonnie is the former Chief Financial Officer of Double Eagle Petroleum Company (NASDAQ-GS:DBLE). Prior to his position with Double Eagle, he was Senior Vice President of Acquisitions and Finance for Gerrity Oil and Gas Corporation, where he completed a $100 million debt offering and secured a bank group revolving credit agreement.

From 1985 to 1993, Mr. Brock served with Western Gas Resources in a number of positions of increasing responsibility beginning as Controller, followed by Vice President of Finance and subsequently Chief Financial and Administrative Officer. During this period, he built a high quality financial organization of over 100 people and completed numerous debt and equity financings.

From 1978 to 1985 he served as a Senior Auditor, and Audit Manager with Price Waterhouse & Co.

Mr. Brock is a Certified Public Accountant with a Bachelor of Science Degree in Accounting from Eastern Illinois University.

“I am looking forward to working with the Teton team, whom I regard as one of the leading smaller capitalization companies in the Rocky Mountain Region”, commented Brock. “I believe the company is poised to move to the next level and I am excited about being part of that process.”

“Lonnie is a seasoned growth and deal oriented financial and accounting executive”, said Karl Arleth, President and CEO. “In addition he has demonstrated the ability to build and maintain excellent relationships with investors and analysts. We are excited to have Lonnie on our Teton team.”

Karl also stated, “I would also like to take this opportunity to thank Bill Brand, our interim CFO, for the excellent job he did during this transition period. Bill will now return to his role as our Controller and Chief Accounting Officer.”

Company Description. Teton Energy Corporation (AMEX: TEC), is an emerging oil and gas growth company with attractive assets and operations in the Rocky Mountain region of the U.S. The Company’s common stock trades as TEC on the American Stock Exchange. More information about the Company is available on the Company’s website, www.teton-energy.com, and through additional press releases as projects are identified and develop. Please call the company with questions or to ask for additional information at 303-565-4600.

Forward-Looking Statements. This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton's management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the Company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company's operating and financial results are included in Teton's Annual Report on Form 10-K for the year ended December 31, 2006. Teton's disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton's website at www.teton-energy.com. Copies are available without charge, upon request from the Company.